EXHIBIT 5
                                   TEXACO INC.
                             2000 Westchester Avenue
                           White Plans, New York 10650

March 4, 1999


Texaco Inc.
2000 Westchester Avenue
White Plains, NY  10650

Gentlemen:

I have acted as counsel for Texaco Inc. ("Texaco") in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $20,000,000 of Deferred Compensation Obligations which represent unsecured obligations of Texaco to pay deferred compensation in the future in accordance with the terms of the Texaco Inc. Director and Employee Deferral Plan (the "Plan").

In such capacity, I have examined the Restated Certificate of Incorporation and By-Laws of Texaco, the Plan, and such other documents of Texaco as I have deemed necessary or appropriate for the purpose of the opinions expressed herein.

Based on the foregoing, I am of the opinion that Texaco has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. I am further of the opinion that, when issued in accordance with the Plan, the Deferred Compensation Obligations will be legally valid and binding obligations of Texaco, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement and any amendment thereto.

Very truly yours,

Paul R. Lovejoy